Exhibit 10.1

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (this “Fifth Amendment”) is made and entered into by and between KBS NORTH CREEK, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to RREEF America REIT II Corp. KK, a Maryland corporation (“Original Landlord”), and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and shall be effective for all purposes as of the date that this Fifth Amendment is fully executed (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Lease dated for reference purposes August 5, 2005, originally entered into by and between Original Landlord and Tenant (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated as of February 1, 2008 (the “First Amendment”), (ii) that certain Second Amendment to Lease dated as of September 23, 2010 (the “Second Amendment”), (iii) that certain Third Amendment to Lease dated as of August 21, 2013 (the “Third Amendment”), and (iv) that certain Fourth Amendment to Lease dated as of November 12, 2015 (the “Fourth Amendment”) (the Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, is hereinafter referred to as the “Lease”), pursuant to which Tenant leases from Landlord certain premises containing 55,548 square feet of space (the “Current Premises”) consisting of (i) 25,440 square feet of space comprising the entirety of the building located at 11804 North Creek Parkway S, Building 6, Bothell, Washington 98011 (“Building 6”) and (ii) 30,108 square feet of space in the building located at 18702 North Creek Parkway S, Bothell, Washington 98011 (“Building 4”), which Building 4 and Building 6 are part of that certain building complex known as the North Creek Parkway Center, consisting of six (6) buildings located at 18912, 18916, 18804, 18702, 18706, and 11804 North Creek Parkway, Bothell, Washington (the “Building Complex”);

WHEREAS, Landlord has succeeded to all the right, title and interest of the “Landlord” under the Lease as successor-in-interest to Original Lease; and

WHEREAS, the Suite 100 Expansion Premises (as defined below) is currently occupied by a third party, [Teledyne] (the “Existing Tenant”), pursuant to the terms of an existing office lease between Landlord and the Existing Tenant (the “Existing Lease”); and

WHEREAS, Landlord and Tenant desire to expand the “Premises” (as such term is used in the Lease), extend the Term of the Lease and further amend the Lease, as more particularly described hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained herein and in the Lease, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby amended as follows:

1.	Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Fifth Amendment.

2.	Extension of the Term of the Lease. Landlord and Tenant hereby agree to extend the Term of the Lease (stipulated to expire on July 31, 2018) for an additional period of sixty (60) months the “Fourth Extension Term”), commencing on August 1, 2018 (the “Fourth Extension Commencement Date”) and continuing through and expiring on July 31, 2023 (the “Fourth Extension Termination Date”), upon and subject to all of the existing terms of the Lease, except as otherwise hereinafter provided.

3.	Existing Tenant. Landlord and Tenant acknowledge and agree that Landlord’s delivery of the Suite 100 Expansion Premises (as hereinafter defined) to Tenant under this Fifth Amendment is expressly conditioned upon Existing Tenant’s vacating and surrendering the Suite 100 Expansion Premises to Landlord in compliance with the Existing Lease and Landlord’s delivery of the Suite 100 Expansion Premises to Tenant in the Suite 100 Delivery Condition (as defined in Paragraph 4(a) below), which is anticipated to occur on or about February 1, 2017 (with the date on which the Existing Tenant actually vacates and surrenders the Suite 100 Existing Premises to Landlord and Landlord delivers the Suite 100 Existing Premises to Tenant being referred to herein as the “Existing Tenant Surrender Date”).

4.	Expansion of Premises. The parties hereby agree that the “Premises” (as such term is used in the Lease) shall be expanded in accordance with the terms set forth below:

(a)	Suite 100 Expansion Premises. Effective on and as of the earlier to occur of (i) the date that Tenant, or any person occupying any of the Suite 100 Expansion Premises with Tenant’s permission, commences ordinary business operations from the Suite 100 Expansion Premises, or (ii) one hundred eighty (180) days following the Existing Tenant Surrender Date (such earlier date being referred to herein as the (the “Suite 100 Expansion Date” and estimated to occur on or about August 1, 2017) and continuing throughout the Fourth Extension Term, the Current Premises shall be expanded to include that certain 13,152 rentable square feet of space on the first (1st) floor of Building 4, currently designated as Suite 100, as further depicted on Exhibit “A-1” attached hereto (the “Suite 100 Expansion Premises”). Landlord shall deliver the Suite 100 Expansion Premises to Tenant in its then current “as-is”, “where-is” condition; provided, however, that Landlord shall ensure the Suite 100 Expansion Premises is delivered in broom clean, good condition, with any water tanks removed and floor area resurfaced, with consistent concrete flooring similar the other portions of the Suite 100 Expansion Premises, and free of any personal property not owned by Tenant (the “Suite 100 Delivery Condition”), on the Existing Tenant Surrender Date upon and subject to all of the existing terms of the Lease, except as otherwise hereinafter provided.

(b)

Suite 110 Expansion Premises. If Tenant timely delivers the Tenant’s Expansion Notice (defined below) to Landlord, then Landlord shall promptly use commercially reasonable efforts to relocate the tenant (currently Merit Mechanical     ) (“Suite 110 Current Tenant”) occupying that certain 16,015 rentable square feet of space on the first floor of Building 4 currently designated as Suite 110, as further depicted on Exhibit “A-2” attached hereto (the “Suite 110 Expansion Premises”) to other space within the Building Complex in accordance

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with the terms and provisions of such existing lease (the “Merit Existing Lease”), within nine (9) months of Tenant’s timely delivery of the Tenant’s Expansion Notice. Upon the vacation of the Suite 110 Expansion Premises by the Suite 110 Current Tenant in accordance with the Merit Existing Lease, Landlord shall deliver the Suite 110 Expansion Premises to Tenant in its then existing “as-is” condition; provided, however, that Landlord shall ensure the Suite 110 Expansion Premises are delivered in broom clean, good condition, and free of any personal property not owned by Tenant (such condition being the “Suite 110 Delivery Condition” and such delivery date being the “Suite 110 Delivery Date”). Effective on and as of the earlier to occur of (i) the date that Tenant, or any person occupying any of the Suite 110 Expansion Premises with Tenant’s permission, commences ordinary business operations from the Suite 110 Expansion Premises, or (ii) one hundred eighty (180) days following the Suite 110 Delivery Date (such earlier date being referred to herein as the (the “Suite 110 Expansion Date”) and continuing for the remainder of the Fourth Extension Term, the “Premises” (as such term is used in the Lease) shall be expanded to include that certain Suite 110 Expansion Premises, upon and subject to all of the existing terms of the Lease, except as otherwise hereinafter provided. The period from the Suite 110 Expansion Date through the Fourth Extension Termination Date shall be hereinafter known as the “Suite 110 Expansion Term”. The term “Tenant’s Expansion Notice” shall mean written notice from Tenant to Landlord that Tenant is irrevocably exercising its option to expand into all of the Suite 110 Expansion Premises, which shall be delivered to Landlord at least nine (9) calendar months in advance of the date Tenant intends to take possession of the Suite 110 Expansion Premises. For purposes of clarification, if Tenant’s Expansion Notice is not irrevocable, or if such written notice does not state that Tenant is expanding into all of the Suite 110 Expansion Premises, then in any such event the Tenant’s Expansion Notice shall be null and void, and Tenant shall not have the right to expand into the Suite 110 Expansion Premises in accordance with this Section 4(b) of this Fifth Amendment.

(c)	Confirmation of Premises. Following the Suite 100 Expansion Date, the Current Premises and the Suite 100 Expansion Premises shall collectively hereinafter be known as the “Premises” and shall contain a total of 68,700 rentable square feet of space in Building 4 and Building 6. If Tenant timely delivers the Tenant’s Expansion Notice, then following the Suite 110 Expansion Date, the “Premises” shall contain a total of 84,715 rentable square feet of space in Building 4 and Building 6 being comprised of the Current Premises, the Suite 100 Expansion Premises and the Suite 110 Expansion Premises. Upon the Suite 100 Expansion Date and/or if applicable, the Suite 110 Expansion Date, Landlord may provide a commencement certificate to Tenant, which Tenant shall execute and return within twenty (20) days after receipt, in order to acknowledge the date upon which the respective expansion date occurred. Tenant’s failure to execute and return such commencement certificate within the applicable twenty (20) day period shall be deemed to be Tenant’s approval of the applicable commencement certificate and the expansion date set forth therein. Landlord’s failure to send such commencement certificate shall have no effect on the expansion date.

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5.	Annual Rent.

(a)	Current Premises. Tenant shall continue to pay Annual Rent for the Current Premises in accordance with the existing terms and provisions of the Lease applicable thereto; provided, however, notwithstanding anything in the Lease to the contrary, commencing on and as of the February 1, 2017 and continuing through the expiration of the Fourth Extension Term (ending on July 31, 2023), Tenant shall pay Annual Rent for the Current Premises (being the Building 6 Current Premises and the Building 4 Current Premises) in the following amounts:

(i)	Building 6 Current Premises. Tenant shall pay Annual Rent for the Building 6 Current Premises (containing 25,440 rsf) as follows:

Period	Rate/Rsf/Annum for 25,440 rsf	Monthly Installment
02/01/2017 – 01/31/2018	$18.25, NNN	$38,690.00, NNN
02/01/2018 – 01/31/2019	$18.80, NNN	$39,856.00, NNN
02/01/2019 – 01/31/2020	$19.36, NNN	$41,043.20, NNN
02/01/2020 – 01/31/2021	$19.94, NNN	$42,272.80, NNN
02/01/2021 – 01/31/2022	$20.54, NNN	$43,544.80, NNN
02/01/2022 – 01/31/2023	$21.16, NNN	$44,859.20, NNN
02/01/2023 – 07/31/2023	$21.79, NNN	$46,194.80, NNN

(ii)	Building 4 Current Premises. Tenant shall pay Annual Rent for the Building 4 Current Premises (containing 30,108 rsf) as follows:

Period	Rate/Rsf/Annum for 30,108 rsf	Monthly Installment
02/01/2017 – 01/31/2018	$17.75, NNN	$44,534.75, NNN
02/01/2018 – 01/31/2019	$18.28, NNN	$45,864.52, NNN
02/01/2019 – 01/31/2020	$18.83, NNN	$47,244.47, NNN
02/01/2020 – 01/31/2021	$19.39, NNN	$48,649.51, NNN
02/01/2021 – 01/31/2022	$19.97, NNN	$50,104.73, NNN
02/01/2022 – 01/31/2023	$20.57, NNN	$51,610.13, NNN
02/01/2023 – 07/31/2023	$21.19, NNN	$53,165.71, NNN

(b)	Suite 100 Expansion Premises. In addition to the Annual Rent for the Current Premises set forth in Paragraph 5(a) above, commencing on and as of the Suite 100 Expansion Date (estimated to occur on or about August 1, 2017) and continuing through the Fourth Extension Termination Date, Tenant shall also pay Annual Rent for the Suite 100 Expansion Premises (containing 13,152 rsf) in the following amounts:

Period	Rate/Rsf/Annum for 13,152 rsf	Monthly Installment
Suite 100 Expansion Date – 01/31/2018	$17.75, NNN*	$19,454.00, NNN*
02/01/2018 – 01/31/2019	$18.28, NNN	$20,034.88, NNN
02/01/2019 – 01/31/2020	$18.83, NNN	$20,637.68, NNN
02/01/2020 – 01/31/2021	$19.39, NNN	$21,251.44, NNN
02/01/2021 – 01/31/2022	$19.97, NNN	$21,887.12, NNN
02/01/2022 – 01/31/2023	$20.57, NNN	$22,544.72, NNN
02/01/2023 – 07/31/2023	$21.19, NNN	$23,224.24, NNN

*	provided, however, such Monthly Installments of Annual Rent shall be abated for the first (1st) four (4) full calendar months following the Suite 100 Expansion Date.

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(c)	Suite 110 Expansion Premises. In addition to the Annual Rent for (i) the Current Premises (as set forth in Paragraph 5(a) above), and (ii) the Suite 100 Expansion Premises (as set forth in Paragraph 5(b) above), commencing on and as of the Suite 110 Expansion Date and continuing through the expiration of the Fourth Extension Termination Date if Tenant timely delivers the Tenant’s Expansion Notice, Tenant shall also pay Annual Rent for the Suite 110 Expansion Premises (containing 16,015 rsf) in the following amounts:

Period	Rate/Rsf/Annum for 16,015 rsf	Monthly Installment
Suite 110 Expansion Date – 01/31/2018	$17.75, NNN*	$23,688.85, NNN*
02/01/2018 – 01/31/2019	$18.28, NNN	$24,396.18, NNN
02/01/2019 – 01/31/2020	$18.83, NNN	$25,130.20, NNN
02/01/2020 – 01/31/2021	$19.39, NNN	$25,877.57, NNN
02/01/2021 – 01/31/2022	$19.97, NNN	$26,651.63, NNN
02/01/2022 – 01/31/2023	$20.57, NNN	$27,452.38, NNN
02/01/2023 – 07/31/2023	$21.19, NNN	$28,279.82, NNN

*	provided, however, such Monthly Installments of Annual Rent shall be abated for the first (1st) four (4) full calendar months following the Suite 110 Expansion Date.

6.

Tenant’s Proportionate Share of Expenses and Taxes. Throughout the remainder of the Term of the Lease, as extended for the Fourth Extension Term, Tenant shall continue to pay for all items of additional rent, including, without limitation, Tenant’s Proportionate Share of Expenses and Tenant’s Proportionate Share of Taxes for the Current Premises, in accordance with the provisions of the Lease applicable thereto. Commencing on the Suite 100 Expansion Date, Tenant shall also pay for all items of additional rent, including, without limitation, Tenant’s Proportionate Share of Expenses and Tenant’s Proportionate Share of Taxes, for the Suite 100 Expansion Premises in accordance with the provisions of the Lease applicable thereto, and for the purposes of calculating Tenant’s Proportionate Share of Expenses and Tenant’s Proportionate Share of Taxes for the Suite 100 Expansion Premises, the Tenant’s Proportionate Share for the Suite 100 Expansion Premises only shall be 22.0905% (13,152 rsf/59,537 rsf) with respect to Building 4 and 6.4063% (13,152 rsf/205,298 rsf) with respect to the Building Complex. If Tenant timely delivers the Tenant’s Expansion Notice, then commencing on the Suite 110 Expansion Date, Tenant shall also pay for all items of additional rent, including, without limitation, Tenant’s Proportionate Share of Expenses and Tenant’s Proportionate

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Share of Taxes, for the Suite 110 Expansion Premises in accordance with the provisions of the Lease applicable thereto, and for the purposes of calculating Tenant’s Proportionate Share of Expenses and Tenant’s Proportionate Share of Taxes for the Suite 110 Expansion Premises, the Tenant’s Proportionate Share for the Suite 110 Expansion Premises only shall be 26.8993% (16,015 rsf/59,537 rsf) with respect to Building 4 and 7.8009% (16,015 rsf/205,298 rsf) with respect to the Building Complex.

7.	Condition of the Premises. Notwithstanding anything in the Lease to the contrary, Tenant is currently in possession of the Current Premises and Tenant hereby accepts the Current Premises throughout the Term of the Lease, as extended by the Fourth Extension Term. Commencing on and as of the Suite 100 Expansion Date, and subject to Landlord’s delivery of the Suite 100 Expansion Premises to Tenant in the Suite 100 Delivery Condition, Tenant hereby accepts the Suite 100 Expansion Premises in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Suite 100 Expansion Premises throughout the Fourth Extension Term; provided, however, Landlord agrees to provide Tenant with an improvement allowance of up to Three Hundred Twenty-Eight Thousand Eight Hundred and No/100 Dollars ($328,800.00) ($25.00 per rentable square foot for 13,152 rsf) (the “Suite 100 Expansion Allowance”) to be applied to the cost of Tenant performing the Suite 100 Expansion Improvements (as said term is defined on Exhibit “B-1” attached hereto) in accordance with and subject to the terms of said Exhibit “B-1”. If Tenant timely delivers the Tenant’s Expansion Notice (defined below) to Landlord, then commencing on and as of the Suite 110 Expansion Date, and subject to Landlord’s delivery of the Suite 110 Expansion Premises to Tenant in the Suite 110 Delivery Condition, Tenant hereby accepts the Suite 110 Expansion Premises in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Suite 110 Expansion Premises throughout the Suite 110 Expansion Term; provided, however, Landlord agrees to provide Tenant with an improvement allowance equal to the product of (i) Twenty-Five and No/100 Dollars ($25.00), multiplied by (ii) 16,015 rentable square feet (being the total number of square feet of space contained within the Suite 110 Expansion Premises, multiplied by (iii) a fraction, the numerator of which is the number of months (including partial months) remaining in the then-existing Fourth Extension Term and the denominator of which is 60 (being the total number of months in the Fourth Extension Term) (the “Suite 110 Expansion Allowance”) to be applied to the cost of Tenant performing the Suite 110 Expansion Improvements (as said term is defined on Exhibit “B-2” attached hereto) in accordance with and subject to the terms of said Exhibit “B-2”. In addition to the Suite 100 Expansion Allowance and the Suite 110 Expansion Allowance (if Tenant timely delivers the Tenant’s Expansion Notice to Landlord), and as partial consideration for Tenant executing this Fifth Amendment, Landlord agrees to provide Tenant, within 30 days after the Effective Date, with the sum of Three Hundred Seventy-Seven Thousand Eight Hundred and Eighty and No/100 Dollars ($377,880.00), payable in one lump sum as reimbursement for the cost of Tenant’s performance of previously completed tenant improvements to the Fourth Amendment Expansion Premises (as defined in the Fourth Amendment). Tenant acknowledges and agrees that any obligations of Landlord originally existing in the Lease to complete leasehold improvements and/or furnish allowance(s) with respect to the Current Premises have been completed and/or satisfied in their entirety, and any provisions in the Lease providing for such obligations are hereby null and void and of no further force or effect.

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8.	Building 4 Lobby. If Tenant timely delivers the Tenant’s Expansion Notice to Landlord, then commencing on the Suite 110 Expansion Date and for so long as Tenant is leasing all of Building 4, then Tenant, at Tenant’s sole cost and expense, shall have the right to (i) utilize the first floor Building common area lobby of Building 4 as its main reception area (“Reception Area”), and (ii) install a card reader system on all exterior doors to the Premises for after hours entry (“Card Reader System”); provided, however, Tenant’s rights under this Section 8 to utilize the Building 4 common area lobby for the Reception Area and the installation of the Card Reader System shall be subject to Landlord’s prior written approval and consent (not to be unreasonably withheld, conditioned or delayed), including, without limitation, Landlord’s reasonable approval of all alterations, improvements and/or plans for the common area lobby and exterior doors of Building 4. Additionally, Tenant hereby acknowledges and agrees that it shall cooperate in good faith with Landlord to address any questions or issues raised by Landlord relating to Tenant’s utilization of the Building 4 common area lobby and the installation of the Card Reader System. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including, without limitation, reasonable attorney’s fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s use, installation, maintenance, repair, replacement or operation of (i) the common area lobby of Building 4 as a Reception Area, or (ii) the Card Reader System, except, in each case, to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.

9.

Building 4 Mechanical and Maintenance. If Tenant timely delivers the Tenant’s Expansion Notice to Landlord, then, subject to Landlord’s approval regarding the location, size, means and method of installation, maintenance and repair, such approval not to be unreasonably withheld, delayed or conditioned, commencing on the Suite 110 Expansion Date and for so long as Tenant is occupying all of Building 4, Tenant, at Tenant’s sole cost and expense, shall have the right to (i) place, maintain and repair the mechanical/HVAC equipment on the Building 4 roof or an a concrete slab adjacent to the Premises (“Mechanical/HVAC Equipment”), (ii) maintain and repair the Honeywell access control system for the Premises (“Honeywell System”), and (iii) manage the Building 4 monthly inspections of balcony areas and fire extinguisher recertification (“Monthly Inspections”). Landlord agrees to provide Tenant with direct access to any roof areas necessary for maintenance and repair obligations in the prior sentence. Notwithstanding the foregoing, any entry onto the roof of Building 4 shall be subject to the following: (a) applicable governmental laws; (b) the right of Landlord to supervise any roof penetrations; (c) Landlord’s reasonable approval of all plans and specifications for the Mechanical/HVAC Equipment and all connecting cables from the roof of Building 4 to the Premises; (d) compliance with the conditions of any roof bond maintained by Landlord on Building 4; and (e) the Mechanical/HVAC Equipment not being visible at street level. Tenant shall be responsible for the repair of any damage to any portion of Building 4 caused by Tenant’s installation, use, repair, maintenance, replacement or operation of the Mechanical/HVAC Equipment, the Honeywell System or

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the Monthly Inspections. Tenant shall not have the right to remove the Mechanical/HVAC Equipment or the Honeywell System from Building 4. Tenant shall only use Landlord’s approved roofing contractors for any installation, maintenance, repairs, additions and/or replacements of any Mechanical/HVAC Equipment on the roof of Building 4. Any such contractors performing the Monthly Inspections and/or the installation, maintenance, repair and/or replacement of the Honeywell System shall satisfy Landlord’s insurance and indemnification requirements prior to performing any work. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including, without limitation, reasonable attorney’s fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, repair, replacement use or operation of the Mechanical/HVAC Equipment, the Honeywell System or the Monthly Inspections, except, in each case, to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.

10.

Exterior Building Signage. As of the Effective Date, subject to Landlord’s approval regarding the location, size, means and method of installation, maintenance and repair, such approval not to be unreasonably withheld, delayed or conditioned, Tenant, at Tenant’s sole cost and expense, shall have the right to install the signage as substantially shown on Exhibit “D” hereto (the “Exterior Building Sign”) on the exterior of the Building, provided that Landlord, acting reasonably, approves the manner of installation, maintenance, repair and replacement of the Exterior Building Sign (including all structural engineering and aesthetic aspects thereof). Landlord and Tenant shall agree upon the exact location where the Exterior Building Sign is to be installed, and upon request by either party, the other party shall evidence such agreement in writing. The engineering, manufacture, installation, maintenance and removal of, and the procurement of all required approvals for, the Exterior Building Sign shall be at Tenant’s sole cost and expense. The installation of the Exterior Building Sign shall be in compliance with all laws, covenants, restrictions and any applicable Building rules and regulations. Prior to the manufacturing or installing the Exterior Building Sign, Tenant shall submit to Landlord, for Landlord’s approval which shall not be unreasonably withheld, delayed or, except as expressly provided herein, conditioned, a detailed drawing indicating the size, layout, design, configuration, lettering and/or graphics and color of the proposed Exterior Building Sign, together with the proposed location where the Exterior Building Sign is to be installed. Tenant shall install, repair, maintain, and remove the Exterior Building Sign with contractors approved by Landlord. Any such contractors shall satisfy Landlord’s insurance and indemnification requirements prior to performing any work. Tenant agrees that the installation, maintenance, repair and removal of the Exterior Building Sign shall be at Tenant’s sole risk. Tenant, at Tenant’s sole cost and expense, agrees to maintain the Exterior Building Sign in good condition and repair and, within ten (10) business days following the expiration of the Lease Term or the earlier termination of this Lease or Tenant’s right of possession under this Lease, Tenant shall remove the Exterior Building Sign at its sole cost and expense. In the event Tenant fails to repair or remove the Exterior Building Sign after notice, Landlord shall have the right to repair or remove the Exterior Building Sign, as the case may be, and Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith, plus an additional

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charge equal to ten percent (10%) of such costs incurred by Landlord as a coordination fee, and upon any such removal Landlord shall have the right to dispose of the same in any manner Landlord so desires without any liability to Tenant therefor. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including, without limitation, reasonable attorney’s fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, repair, replacement or use of the Exterior Building Sign, except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors..

11.	Right of First Refusal. Landlord hereby grants to Tenant a right of first refusal in accordance with and subject to the terms and conditions of Exhibit “C” attached hereto and incorporated herein for all purposes.

12.	Renewal Option. Tenant shall continue to have the option to renew the Term of the Lease beyond the Fourth Extension Term in accordance with and subject to the terms and conditions set forth in Exhibit B attached to the Third Amendment, as amended by Paragraph 9 of the Fourth Amendment; provided, however, that said Exhibit B as amended is hereby further amended so that all references to the “Third Extension Term” shall be amended to be the “Fourth Extension Term”.

13.	No Preferential Rights or Options. Except for the renewal option described in Paragraph 9 of the Fourth Amendment and Paragraph 12 of this Fifth Amendment, the right of first offer set forth in Paragraph 10 of the Fourth Amendment and Exhibit C attached thereto, and the right of first refusal set forth in Paragraph 11 of this Fifth Amendment and Exhibit “C” attached hereto, notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant stipulate and agree that Tenant has no preferential rights or options under the Lease, as herein amended, such as any rights of renewal, expansion, reduction, refusal, offer, purchase, termination, relocation or any other such preferential rights or options, such rights originally set forth in the Lease, being hereby null and void and of no further force or effect.

14.	Installment Payable Upon Execution. On the Existing Tenant Surrender Date, Tenant shall pay to Landlord the sum of $19,454.00, which shall be applied towards the first month of Annual Rent, Tenant’s Proportionate Share of Expenses and Tenant’s Proportionate Share of Taxes that become due for the Suite 100 Expansion Premises (until such amount is exhausted).

15.	Brokers. Landlord and Tenant each warrant that they have had no dealings with any broker or agent other than Kidder Matthews and Flinn Ferguson (collectively, the “Brokers”) in connection with the negotiation or execution of this Fifth Amendment, and each of Landlord and Tenant agrees to indemnify and hold harmless the other party from and against any and all costs, expenses, or liability for commissions or other compensations or charges claimed by any broker or agent, other than the Brokers, with respect to this Fifth Amendment.

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16.	Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Fifth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fifth Amendment shall supersede and control.

17.	Counterparts/Facsimiles. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Fifth Amendment, the parties may execute and exchange telefaxed or e-mailed counterparts of the signature pages and such counterparts shall serve as originals.

[SIGNATURE PAGE TO FOLLOW]

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SIGNATURE PAGE TO FIFTH AMENDMENT TO LEASE

BY AND BETWEEN KBS NORTH CREEK, LLC, AS LANDLORD,

AND ALDER BIOPHARMACEUTICALS, INC., AS TENANT

IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed as of the dates set forth below, to be effective for all purposes, however, as of the Effective Date set forth herein.

LANDLORD:

KBS NORTH CREEK, LLC,
a Delaware limited liability company

By:	KBS Capital Advisors, LLC,
a Delaware limited liability company,
its authorized agent

	By:	/s/ Mark Brecheen
Mark Brecheen,
Senior Vice President

	Date:	11-16 , 2016

TENANT:

ALDER BIOPHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Randall C. Schatzman
Name:	Randall C. Schatzman, Ph.D.
Title:	President & CEO

Date:	November 15th, 2016

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CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
County of Orange	)

On November 18, 2016 before me, B. Arata, Notary Public, personally appeared Mark Brecheen, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	/s/ B. Arata

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SIGNATURE PAGE TO FIFTH AMENDMENT TO LEASE

BY AND BETWEEN KBS NORTH CREEK, LLC, AS LANDLORD,

AND ALDER BIOPHARMACEUTICALS, INC., AS TENANT

STATE OF WASHINGTON	§
§ ss.
COUNTY OF KING	§

I certify that I know or have satisfactory evidence that Randall C. Schatzman is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the President and CEO of ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: November 15, 2016

/s/ Marilyn N. Singer
(Signature)
Marilyn N. Singer
(Print Name)
Notary Public, in and for the State
of WA, residing at Bothell, WA My Commission Expires January 22, 2017

13

EXHIBIT “A-1”

SUITE 100 EXPANSION PREMISES

721837039 4 ALDR 2016 11 04	A-1 — 1

EXHIBIT “A-2”

SUITE 110 EXPANSION PREMISES

721837039 4 ALDR 2016 11 04	A-2 — 1

EXHIBIT “B-1”

WORK LETTER

THIS WORK LETTER is attached as Exhibit “B-1” to the Fifth Amendment to Lease between KBS NORTH CREEK, LLC, a Delaware limited liability company, as Landlord, and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a) Suite 100 Expansion Improvements. The leasehold improvements to be constructed by Tenant in the Suite 100 Expansion Premises (the “Suite 100 Expansion Improvements”), at Tenant’s sole cost and expense (except for the Suite 100 Expansion Allowance, as set forth in Paragraph 7 of this Fifth Amendment, and subject to Paragraph (f) of this Exhibit B-1), shall be constructed in accordance with the Final Plans to be submitted by Tenant and reviewed and approved by Landlord in accordance with the provisions of Paragraph (b) of this Exhibit B-1.

Landlord shall have no obligation to construct or to pay for the construction of the Suite 100 Expansion Improvements; provided, however, Landlord agrees to contribute toward the cost of construction of the Suite 100 Expansion Improvements the cash sum of up to the Suite 100 Expansion Allowance. Notwithstanding anything in this Fifth Amendment or in this Work Letter to the contrary, the Suite 100 Expansion Allowance shall be used only for the construction of the Suite 100 Expansion Improvements, and if construction of the Suite 100 Expansion Improvements is not completed within nine (9) months following the Existing Tenant Surrender Date (the “Construction Termination Date”), then Landlord’s obligation to provide the Suite 100 Expansion Allowance shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said Suite 100 Expansion Allowance. The Suite 100 Expansion Allowance will be reduced by any consulting or architectural fees incurred by Landlord. The construction costs that may be reimbursed from the Suite 100 Expansion Allowance shall include only the following: costs of labor, equipment, supplies and materials furnished for construction of the Suite 100 Expansion Improvements; governmental fees and charges for required permits, plan checks, and inspections for the Suite 100 Expansion Improvements; charges of Tenant’s architect and design professionals; and a coordination fee payable to Landlord equal to [two percent (2%)] of the amount of the Suite 100 Expansion Allowance. No other costs, fees or expenses of the Suite 100 Expansion Improvements shall be reimbursable out of the Suite 100 Expansion Allowance.

The payment of the Suite 100 Expansion Allowance shall be as follows:

(i) Payment of Suite 100 Expansion Allowance will be made by Landlord directly to Tenant. Within fifteen (15) days following Landlord’s receipt and reasonable approval of the Tenant Deliveries (defined below), Landlord shall deliver to Tenant (not more than once each month) a check made out to Tenant in an amount equal to that invoiced amount set forth in an invoice from Tenant’s Contractor and/or vendors to Landlord setting forth the work on the Suite 100 Expansion Improvements which was completed over the prior thirty (30) day period. In order to evidence that such work on the Suite 100 Expansion Improvements has been completed over the prior thirty (30) day period, each time

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that Tenant requests that Landlord fund a portion of the Suite 100 Expansion Allowance to Tenant, Tenant shall deliver to Landlord the following (collectively the “Tenant Deliveries”): (i) an invoice or invoices evidencing the amount of work on the Suite 100 Expansion Improvements that was completed over the prior thirty (30) day period (standard AIA forms shall be acceptable), (ii) a certificate executed by Tenant, Tenant’s Contractor or vendors and Landlord’s construction representative indicating that the work deemed completed as set forth in the invoice submitted by Tenant’s Contractor or vendor to Landlord has indeed been completed, (iii) a lien release in a form satisfactory to Landlord executed by Tenant’s Contractor, which for purposes of the interim draws can be in the form of conditional lien releases in form satisfactory to Landlord, and (iv) Tenant shall not then be in default of any of the provisions of the Lease. Upon the payment of such invoiced amount, Landlord shall deduct that amount from the remaining portion of the Suite 100 Expansion Allowance. Notwithstanding anything herein to the contrary, Landlord shall have the right to withhold ten percent (10%) retainage from each request for payment for protection against mechanics’ and materialmens’ liens by subcontractors and suppliers.

(ii) Once (i) the Suite 100 Expansion Improvements have been completed in accordance with the Final Plans; (ii) Tenant has delivered to Landlord satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Suite 100 Expansion Improvements have been unconditionally waived, released, or extinguished; (iii) Tenant has delivered to Landlord written evidence satisfactorily substantiating the actual amount of the construction costs of the Suite 100 Expansion Improvements (standard AIA forms shall be acceptable); (iv) Tenant has delivered to Landlord a final certificate of occupancy for the Suite 100 Expansion Premises, if required; (v) Tenant is not then in default of any of the provisions of the Lease; and (vi) Tenant has occupied and opened for business at the Suite 100 Expansion Premises, then Landlord shall deliver the remaining ten percent (10%) of the cost of the Suite 100 Expansion Improvements to Tenant. If the actual cost of the Suite 100 Expansion Improvements is less than the Suite 100 Expansion Allowance, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Suite 100 Expansion Improvements and the Suite 100 Expansion Allowance.

(b) Preparation and Review of Plans for the Suite 100 Expansion Improvements. Tenant has retained a space planner (the “Space Planner”), and the Space Planner has prepared (or will prepare) certain plans, drawings and specifications (the “Temporary Plans”) for the construction of the Suite 100 Expansion Improvements to be installed in the Suite 100 Expansion Premises by a general contractor selected by Tenant pursuant to this Work Letter. Tenant shall deliver the Temporary Plans to Landlord after the Suite 100 Expansion Date. Landlord shall have five (5) business days after Landlord’s receipt of the proposed Temporary Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Temporary Plans. Landlord shall not unreasonably withhold, delay or condition its approval of such proposed Temporary Plans. If Landlord fails to give written comments to or approve the proposed Temporary Plans within such five (5) business

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day period, then Tenant shall provide a written notice to Landlord (“Tenant’s Second Notice”) of Landlord’s failure to respond. Such Tenant’s Second Notice shall include the following language in all capital letters and bold at the top of such notice: “IN THE EVENT LANDLORD FAILS TO APPROVE OR DISAPPROVE OF THE PROPOSED TEMPORARY PLANS WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE TEMPORARY PLANS.” If Landlord fails to approve or disapprove of the proposed Temporary Plans within five (5) days after receipt of Tenant’s Second Notice then Landlord shall be deemed to have approved such proposed Temporary Plans as submitted. Tenant shall have five (5) business days following its receipt of Landlord’s comments and objections to redraw the proposed Temporary Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment within five (5) business days of Landlord’s receipt of such revised plans. Such process shall be repeated until such time as Landlord approves the Temporary Plans; provided, however, that such additional iterations of the Temporary Plans shall be at Tenant’s sole cost and expense (subject to reimbursement from the Suite 100 Expansion Allowance). Once Landlord has approved the Temporary Plans, the approved Temporary Plans shall be thereafter known as the “Final Plans”. The Final Plans shall include the complete and final layout, plans and specifications for the Suite 100 Expansion Premises showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Premises beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Suite 100 Expansion Premises. The improvements shown in the Final Plans shall (i) utilize Landlord’s building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances. Notwithstanding anything in the Lease or this Fifth Amendment to the contrary, upon the expiration or earlier termination of the Term of the Lease, Tenant shall not be required to remove any of the Suite 100 Expansion Improvements that Landlord, at the time of Landlord’s approval of the Temporary Plans, indicated in writing that Tenant would not be required to remove upon the expiration or earlier termination of the Term of the Lease. Tenant, using the Space Planner, shall prepare or cause to be prepared and submitted the Final Plans, concurrently, and in each case by receipted courier or delivery service, to Landlord’s construction representative (“Landlord’s Construction Representative”), and Landlord’s offices for Landlord’s review and approval, which shall be consistent with the description of the Suite 100 Expansion Improvements set forth in the Temporary Plans.

Each set of proposed Final Plans furnished by Tenant shall include at least two (2) sets of prints. The Final Plans shall be compatible with the design, construction, and equipment of the Building, and shall be capable of logical measurement and construction. Unless Landlord shall otherwise agree in writing, the Final Plans shall be signed/stamped by the Space Planner, and shall include (to the extent relevant or applicable) such additional plans reasonably requested by Landlord related to the Suite 100 Expansion Improvements, including, without limitation, any and all additional plans related to Tenant’s specific use of the Suite 100 Expansion Premises, or as may be required by local city ordinance or building code.

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Tenant shall submit all Final Plans concurrently to Landlord’s construction representative and offices, as designated above, for Landlord’s review and approval. Landlord shall have five (5) business days after Landlord’s receipt of the proposed Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Final Plans. If Landlord fails to give written comments to or approve the proposed Final Plans within such five (5) business day period, then Tenant shall provide a written notice to Landlord (“Tenant’s Second Final Plans Notice”) of Landlord’s failure to respond. Such Tenant’s Second Final Plans Notice shall include the following language in all capital letters and bold at the top of such notice: “IN THE EVENT LANDLORD FAILS TO APPROVE OR DISAPPROVE OF THE PROPOSED FINAL PLANS WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE FINAL PLANS.” If Landlord fails to approve or disapprove of the proposed Final Plans within five (5) days after receipt of Tenant’s Second Final Plans Notice then Landlord shall be deemed to have approved such proposed Final Plans as submitted. Tenant shall have five (5) business days following its receipt of Landlord’s comments and objections to redraw the proposed Final Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment within five (5) business days of Landlord’s receipt of such revised plans. Such process shall be repeated as necessary until final approval by Landlord of the proposed Final Plans has been obtained. Landlord shall not unreasonably withhold, delay or condition its approval of such proposed Final Plans. Landlord may, at any time by written notice given in accordance with the notice provisions of the Lease, change the name and/or address of the designated Landlord’s Construction Representative to receive plans delivered by Tenant to Landlord. In the event that Tenant disagrees with any of the changes to the proposed Final Plans required by Landlord, then Landlord and Tenant shall consult with respect thereto and each party shall use all reasonable efforts to promptly resolve any disputed elements of such proposed Final Plans. For purposes hereof, “business days” shall be all calendar days except Saturdays and Sundays and holidays observed by national banks in the State in which the Premises are situated.

Notwithstanding the preceding provisions of this Paragraph (b), under no circumstances whatsoever shall (i) any combustible materials be utilized above finished ceiling or in any concealed space, (ii) any structural load, temporary or permanent, be placed or exerted on any part of the Building without the prior written approval of Landlord, or (iii) any holes be cut or drilled in any part of the roof or other portion of the Building shell without the prior written approval of Landlord.

In the event that Tenant proposes any changes to the Final Plans (or any portion thereof) after the same have been approved by Landlord, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not, in Landlord’s reasonable opinion, adversely affect the Building structure, systems, or equipment, or the external appearance of the Premises.

As soon as the Final Plans (or a portion thereof sufficient to permit commencement of construction or installation of the Suite 100 Expansion Improvements, if Tenant elects to proceed with a “fast track” construction) are mutually agreed upon, Tenant shall use diligent efforts to obtain all required permits, authorizations, and licenses from appropriate governmental authorities for construction of the Suite 100 Expansion Improvements (or such portion thereof, as applicable). Tenant shall be solely responsible for obtaining any business or other license or permit required for the conduct of its business at the Premises.

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(c) Construction of the Suite 100 Expansion Improvements. Construction or installation of the Suite 100 Expansion Improvements shall be performed by a licensed general contractor or contractors (the “Tenant’s Contractor,” whether one or more) selected by Tenant and approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, prior to Tenant soliciting bids from such Tenant’s Contractor for the construction of the Suite 100 Expansion Improvements, pursuant to a written construction contract negotiated and entered into by and between the Tenant’s Contractor and Tenant and approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Each such contract shall (i) obligate Tenant’s Contractor to comply with all rules and regulations of Landlord relating to construction activities in the Building, (ii) name Landlord as an additional indemnitee under the provisions of the contract whereby the Tenant’s Contractor holds Tenant harmless from and against any and all claims, damages, losses, liabilities and expenses arising out of or resulting from the performance of such work, (iii) name Landlord as a beneficiary of (and a party entitled to enforce) all of the warranties of the Tenant’s Contractor with respect to the work performed thereunder and the obligation of the Tenant’s Contractor to replace defective materials and correct defective workmanship for a period of not less than one (1) year following final completion of the work under such contract, (iv) evidence the agreement of the Tenant’s Contractor that the provisions of the Lease shall control over the provisions of the contract with respect to distribution or use of insurance proceeds, in the event of a casualty during construction, and (v) evidence the waiver and release by the Tenant’s Contractor of any lien or right to assert a lien on all or any portion of the fee estate of Landlord in and to the Building as a result of the work performed or to be performed thereunder (and obligating the Tenant’s Contractor to include a substantially similar release and waiver provision in all subcontracts and purchase orders entered under or pursuant to the contract).

Tenant acknowledges and understands that all roof penetrations involved in the construction of the Suite 100 Expansion Improvements must be performed by the Landlord’s Building roofing contractor. All reasonable costs, fees and expenses incurred with such contractor in properly performing such work shall be a cost of the Suite 100 Expansion Improvements, payable in accordance with the provisions of this Exhibit B-1. Tenant or Tenant’s Contractor shall be responsible for all water, gas, electricity, sewer or other utilities used or consumed at the Premises during the construction of the Suite 100 Expansion Improvements.

Tenant specifically agrees to carry, or cause the Tenant’s Contractor to carry, during all such times as the Suite 100 Expansion Improvements are being performed, (a) builder’s risk completed value insurance on the Suite 100 Expansion Improvements, in an amount not less than the full replacement cost of the Suite 100 Expansion Improvements, (b) a policy of insurance covering commercial general liability, in an amount not less than One Million Dollars ($1,000,000.00), combined single limit for bodily injury and property damage per occurrence (and combined single limit coverage of $2,000,000.00 in the aggregate), and automobile liability coverage (including owned, non-owned and hired vehicles) in an amount not less than One Million Dollars ($1,000,000.00) combined single limit (each person, each accident), and endorsed to show Landlord as an additional insured, and (c) workers’ compensation insurance as required by law, endorsed to show a waiver of subrogation by the insurer to any claim the Tenant’s Contractor may have against Landlord. Tenant shall not commence construction of the Suite 100 Expansion Improvements until Landlord has issued to Tenant a written authorization

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to proceed with construction after Tenant has delivered to Landlord’s Construction Representative (i) certificates of the insurance policies described above, (ii) copies of all permits required for construction of the Suite 100 Expansion Improvements and a copy of the permitted Final Plans as approved by the appropriate governmental agency, and (iii) a copy of each signed construction contract for the Suite 100 Expansion Improvements (a copy of each subsequently signed contract shall be forwarded to Landlord’s construction representative without request or demand, promptly after execution thereof and prior to the performance of any work thereunder). All of the construction work shall be the responsibility of and supervised by Tenant.

(d) Requirements for Tenant’s Work. All of Tenant’s construction with respect to the Suite 100 Expansion Premises shall be performed in substantial compliance with this Exhibit B-1 and the Final Plans therefor previously approved in writing by Landlord (and any changes thereto approved by Landlord as herein provided), and in a good and workmanlike manner, utilizing only new materials. All such work shall be performed by Tenant in strict compliance with all applicable building codes, regulations and all other legal requirements. All materials utilized in the construction of the Suite 100 Expansion Improvements work must be confined to within the Suite 100 Expansion Premises. All trash and construction debris resulting from the construction of the Suite 100 Expansion Improvements in the Suite 100 Expansion Premises will be removed from the Building Complex at the sole cost and expense of Tenant; provided, however, during the construction of the Suite 100 Expansion Improvements (and only during the construction of the Suite 100 Expansion Improvements), Landlord has agreed to permit Tenant to place a dumpster at the Building Complex for the sole purpose of storing Tenant’s trash and construction debris, subject to Landlord’s prior approval of the location of the dumpster and schedule of collection. Landlord shall have the right at all times to monitor the work for compliance with the requirements of this Exhibit B-1. If Landlord determines that any such requirements are not being strictly complied with, Landlord may immediately require the cessation of all work being performed in or around the Suite 100 Expansion Premises or the Building Complex until such time as Landlord is satisfied that the applicable requirements will be observed. Any approval given by Landlord with respect to Tenant’s construction or the Temporary Plans or Final Plans therefor, and/or any monitoring of the Suite 100 Expansion Improvements by Landlord, shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any of such matters.

(e) No Liens; Indemnification. Tenant shall have no authority to place any lien upon the Premises, or the Building, or any portion thereof or interest therein, nor shall Tenant have any authority in any way to bind Landlord, and any attempt to do so shall be void and of no effect. If, because of any actual or alleged act or omission of Tenant, or Tenant’s Contractor, or any subcontractors or materialmen, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Premises, the Building, or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Tenant shall, at its sole cost and expense, cause the same to be discharged of record by payment, bonding or otherwise no later than fifteen (15) days after notice to Tenant of the filing thereof, but in any event prior to the foreclosure thereof. With respect to the contract for labor or materials for construction of the Suite 100 Expansion Improvements, Tenant acts as principal and not as the agent of Landlord. Landlord expressly disclaims liability for the cost of labor performed for or supplies or materials furnished to Tenant. Landlord may post one or more “notices of

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non-responsibility” for the Suite 100 Expansion Improvements in the Building. No contractor of Tenant is intended to be a third-party beneficiary with respect to the Suite 100 Expansion Allowance, or the agreement of Landlord to make such Suite 100 Expansion Allowance available for payment of or reimbursement for the costs of construction of the Suite 100 Expansion Improvements. Tenant agrees to indemnify, defend and hold Landlord harmless from all claims (including all costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractor, subcontractors, suppliers, materialmen, architects, designers, surveyors, engineers, consultants, laborers, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to any of the work to be performed by Tenant or its contractors or subcontractors with respect to the Suite 100 Expansion Premises. Any Default by Tenant under this Exhibit B-1 shall constitute a default by Tenant under the Lease for all purposes. Additionally, any approval given by Landlord with respect to the Suite 100 Expansion Improvements or the Final Plans and/or any monitoring of the construction of the Suite 100 Expansion Improvements by Landlord shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any such matters.

(f) Substantial Completion. Substantial Completion of construction of the Suite 100 Expansion Improvements shall be defined as (i) the date upon which the Suite 100 Expansion Improvements are substantially completed in accordance with the Final Plans, and (ii) the date upon which a temporary certificate of occupancy (or its equivalent) is issued for the Suite 100 Expansion Premises by the appropriate governmental authority (if applicable). After the completion of the Suite 100 Expansion Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Suite 100 Expansion Premises. The failure of Tenant to take possession of or to occupy the Suite 100 Expansion Premises shall not serve to relieve Tenant of obligations arising under the Lease or this Fifth Amendment or delay the payment of Rent by Tenant.

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EXHIBIT “B-2”

WORK LETTER

THIS WORK LETTER is attached as Exhibit “B-2” to the Fifth Amendment to Lease between KBS NORTH CREEK, LLC, a Delaware limited liability company, as Landlord, and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a) Suite 110 Expansion Improvements. The leasehold improvements to be constructed by Tenant in the Suite 110 Expansion Premises (the “Suite 110 Expansion Improvements”), at Tenant’s sole cost and expense (except for the Suite 110 Expansion Allowance, as set forth in Paragraph 7 of this Fifth Amendment, and subject to Paragraph (f) of this Exhibit B-2), shall be constructed in accordance with the Final Plans to be submitted by Tenant and reviewed and approved by Landlord in accordance with the provisions of Paragraph (b) of this Exhibit B-2.

Landlord shall have no obligation to construct or to pay for the construction of the Suite 110 Expansion Improvements; provided, however, Landlord agrees to contribute toward the cost of construction of the Suite 110 Expansion Improvements the cash sum of up to the Suite 110 Expansion Allowance. Notwithstanding anything in this Fifth Amendment or in this Work Letter to the contrary, the Suite 110 Expansion Allowance shall be used only for the construction of the Suite 110 Expansion Improvements, and if construction of the Suite 110 Expansion Improvements is not completed within nine (9) months following the Suite 110 Delivery Date (the “Construction Termination Date”), then Landlord’s obligation to provide the Suite 110 Expansion Allowance shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said Suite 110 Expansion Allowance. The Suite 110 Expansion Allowance will be reduced by any consulting or architectural fees incurred by Landlord. The construction costs that may be reimbursed from the Suite 110 Expansion Allowance shall include only the following: costs of labor, equipment, supplies and materials furnished for construction of the Suite 110 Expansion Improvements; governmental fees and charges for required permits, plan checks, and inspections for the Suite 110 Expansion Improvements; charges of Tenant’s architect and design professionals; and a coordination fee payable to Landlord equal to [two percent (2%)] of the amount of the Suite 110 Expansion Allowance. No other costs, fees or expenses of the Suite 110 Expansion Improvements shall be reimbursable out of the Suite 110 Expansion Allowance.

The payment of the Suite 110 Expansion Allowance shall be as follows:

(i) Payment of Suite 110 Expansion Allowance will be made by Landlord directly to Tenant. Within fifteen (15) days following Landlord’s receipt and reasonable approval of the Tenant Deliveries (defined below), Landlord shall deliver to Tenant (not more than once each month) a check made out to Tenant in an amount equal to that invoiced amount set forth in an invoice from Tenant’s Contractor and/or vendors to Landlord setting forth the work on the Suite 110 Expansion Improvements which was completed over the prior thirty (30) day period. In order to evidence that such work on the Suite 110 Expansion Improvements has been completed over the prior thirty (30) day period, each time

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that Tenant requests that Landlord fund a portion of the Suite 110 Expansion Allowance to Tenant, Tenant shall deliver to Landlord the following (collectively the “Tenant Deliveries”): (i) an invoice or invoices evidencing the amount of work on the Suite 110 Expansion Improvements that was completed over the prior thirty (30) day period (standard AIA forms shall be acceptable), (ii) a certificate executed by Tenant, Tenant’s Contractor or vendors and Landlord’s construction representative indicating that the work deemed completed as set forth in the invoice submitted by Tenant’s Contractor or vendor to Landlord has indeed been completed, (iii) a lien release in a form satisfactory to Landlord executed by Tenant’s Contractor, which for purposes of the interim draws can be in the form of conditional lien releases in form satisfactory to Landlord, and (iv) Tenant shall not then be in default of any of the provisions of the Lease. Upon the payment of such invoiced amount, Landlord shall deduct that amount from the remaining portion of the Suite 110 Expansion Allowance. Notwithstanding anything herein to the contrary, Landlord shall have the right to withhold ten percent (10%) retainage from each request for payment for protection against mechanics’ and materialmens’ liens by subcontractors and suppliers.

(ii) Once (i) the Suite 110 Expansion Improvements have been completed in accordance with the Final Plans; (ii) Tenant has delivered to Landlord satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Suite 110 Expansion Improvements have been unconditionally waived, released, or extinguished; (iii) Tenant has delivered to Landlord written evidence satisfactorily substantiating the actual amount of the construction costs of the Suite 110 Expansion Improvements (standard AIA forms shall be acceptable); (iv) Tenant has delivered to Landlord a final certificate of occupancy for the Suite 110 Expansion Premises, if required; (v) Tenant is not then in default of any of the provisions of the Lease; and (vi) Tenant has occupied and opened for business at the Suite 110 Expansion Premises, then Landlord shall deliver the remaining ten percent (10%) of the cost of the Suite 110 Expansion Improvements to Tenant. If the actual cost of the Suite 110 Expansion Improvements is less than the Suite 110 Expansion Allowance, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Suite 110 Expansion Improvements and the Suite 110 Expansion Allowance.

(b) Preparation and Review of Plans for the Suite 110 Expansion Improvements. Tenant has retained a space planner (the “Space Planner”), and the Space Planner has prepared (or will prepare) certain plans, drawings and specifications (the “Temporary Plans”) for the construction of the Suite 110 Expansion Improvements to be installed in the Suite 110 Expansion Premises by a general contractor selected by Tenant pursuant to this Work Letter. Tenant shall deliver the Temporary Plans to Landlord after the Suite 110 Expansion Date. Landlord shall have five (5) business days after Landlord’s receipt of the proposed Temporary Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Temporary Plans. Landlord shall not unreasonably withhold, delay or condition its approval of such proposed Temporary Plans. If Landlord fails to give written comments to or approve the proposed Temporary Plans within such five (5) business

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day period, then Tenant shall provide a written notice to Landlord (“Tenant’s Second Notice”) of Landlord’s failure to respond. Such Tenant’s Second Notice shall include the following language in all capital letters and bold at the top of such notice: “IN THE EVENT LANDLORD FAILS TO APPROVE OR DISAPPROVE OF THE PROPOSED TEMPORARY PLANS WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE TEMPORARY PLANS.” If Landlord fails to approve or disapprove of the proposed Temporary Plans within five (5) days after receipt of Tenant’s Second Notice then Landlord shall be deemed to have approved such proposed Temporary Plans as submitted. Tenant shall have five (5) business days following its receipt of Landlord’s comments and objections to redraw the proposed Temporary Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment within five (5) business days of Landlord’s receipt of such revised plans. Such process shall be repeated until such time as Landlord approves the Temporary Plans; provided, however, that such additional iterations of the Temporary Plans shall be at Tenant’s sole cost and expense (subject to reimbursement from the Suite 110 Expansion Allowance). Once Landlord has approved the Temporary Plans, the approved Temporary Plans shall be thereafter known as the “Final Plans”. The Final Plans shall include the complete and final layout, plans and specifications for the Suite 110 Expansion Premises showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Premises beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Suite 110 Expansion Premises. The improvements shown in the Final Plans shall (i) utilize Landlord’s building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances. Notwithstanding anything in the Lease or this Fifth Amendment to the contrary, upon the expiration or earlier termination of the Term of the Lease, Tenant shall not be required to remove any of the Suite 110 Expansion Improvements that Landlord, at the time of Landlord’s approval of the Temporary Plans, indicated in writing that Tenant would not be required to remove upon the expiration or earlier termination of the Term of the Lease. Tenant, using the Space Planner, shall prepare or cause to be prepared and submitted the Final Plans, concurrently, and in each case by receipted courier or delivery service, to Landlord’s construction representative (“Landlord’s Construction Representative”), and Landlord’s offices for Landlord’s review and approval, which shall be consistent with the description of the Suite 110 Expansion Improvements set forth in the Temporary Plans.

Each set of proposed Final Plans furnished by Tenant shall include at least two (2) sets of prints. The Final Plans shall be compatible with the design, construction, and equipment of the Building, and shall be capable of logical measurement and construction. Unless Landlord shall otherwise agree in writing, the Final Plans shall be signed/stamped by the Space Planner, and shall include (to the extent relevant or applicable) such additional plans reasonably requested by Landlord related to the Suite 110 Expansion Improvements, including, without limitation, any and all additional plans related to Tenant’s specific use of the Suite 110 Expansion Premises, or as may be required by local city ordinance or building code.

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Tenant shall submit all Final Plans concurrently to Landlord’s construction representative and offices, as designated above, for Landlord’s review and approval. Landlord shall have five (5) business days after Landlord’s receipt of the proposed Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Final Plans. If Landlord fails to give written comments to or approve the proposed Final Plans within such five (5) business day period, then Tenant shall provide a written notice to Landlord (“Tenant’s Second Final Plans Notice”) of Landlord’s failure to respond. Such Tenant’s Second Final Plans Notice shall include the following language in all capital letters and bold at the top of such notice: “IN THE EVENT LANDLORD FAILS TO APPROVE OR DISAPPROVE OF THE PROPOSED FINAL PLANS WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE FINAL PLANS.” If Landlord fails to approve or disapprove of the proposed Final Plans within five (5) days after receipt of Tenant’s Second Final Plans Notice then Landlord shall be deemed to have approved such proposed Final Plans as submitted. Tenant shall have five (5) business days following its receipt of Landlord’s comments and objections to redraw the proposed Final Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment within five (5) business days of Landlord’s receipt of such revised plans. Such process shall be repeated as necessary until final approval by Landlord of the proposed Final Plans has been obtained. Landlord shall not unreasonably withhold, delay or condition its approval of such proposed Final Plans. Landlord may, at any time by written notice given in accordance with the notice provisions of the Lease, change the name and/or address of the designated Landlord’s Construction Representative to receive plans delivered by Tenant to Landlord. In the event that Tenant disagrees with any of the changes to the proposed Final Plans required by Landlord, then Landlord and Tenant shall consult with respect thereto and each party shall use all reasonable efforts to promptly resolve any disputed elements of such proposed Final Plans. For purposes hereof, “business days” shall be all calendar days except Saturdays and Sundays and holidays observed by national banks in the State in which the Premises are situated.

Notwithstanding the preceding provisions of this Paragraph (b), under no circumstances whatsoever shall (i) any combustible materials be utilized above finished ceiling or in any concealed space, (ii) any structural load, temporary or permanent, be placed or exerted on any part of the Building without the prior written approval of Landlord, or (iii) any holes be cut or drilled in any part of the roof or other portion of the Building shell without the prior written approval of Landlord.

In the event that Tenant proposes any changes to the Final Plans (or any portion thereof) after the same have been approved by Landlord, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not, in Landlord’s reasonable opinion, adversely affect the Building structure, systems, or equipment, or the external appearance of the Premises.

As soon as the Final Plans (or a portion thereof sufficient to permit commencement of construction or installation of the Suite 110 Expansion Improvements, if Tenant elects to proceed with a “fast track” construction) are mutually agreed upon, Tenant shall use diligent efforts to obtain all required permits, authorizations, and licenses from appropriate governmental authorities for construction of the Suite 110 Expansion Improvements (or such portion thereof, as applicable). Tenant shall be solely responsible for obtaining any business or other license or permit required for the conduct of its business at the Premises.

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(c) Construction of the Suite 110 Expansion Improvements. Construction or installation of the Suite 110 Expansion Improvements shall be performed by a licensed general contractor or contractors (the “Tenant’s Contractor,” whether one or more) selected by Tenant and approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, prior to Tenant soliciting bids from such Tenant’s Contractor for the construction of the Suite 110 Expansion Improvements, pursuant to a written construction contract negotiated and entered into by and between the Tenant’s Contractor and Tenant and approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Each such contract shall (i) obligate Tenant’s Contractor to comply with all rules and regulations of Landlord relating to construction activities in the Building, (ii) name Landlord as an additional indemnitee under the provisions of the contract whereby the Tenant’s Contractor holds Tenant harmless from and against any and all claims, damages, losses, liabilities and expenses arising out of or resulting from the performance of such work, (iii) name Landlord as a beneficiary of (and a party entitled to enforce) all of the warranties of the Tenant’s Contractor with respect to the work performed thereunder and the obligation of the Tenant’s Contractor to replace defective materials and correct defective workmanship for a period of not less than one (1) year following final completion of the work under such contract, (iv) evidence the agreement of the Tenant’s Contractor that the provisions of the Lease shall control over the provisions of the contract with respect to distribution or use of insurance proceeds, in the event of a casualty during construction, and (v) evidence the waiver and release by the Tenant’s Contractor of any lien or right to assert a lien on all or any portion of the fee estate of Landlord in and to the Building as a result of the work performed or to be performed thereunder (and obligating the Tenant’s Contractor to include a substantially similar release and waiver provision in all subcontracts and purchase orders entered under or pursuant to the contract).

Tenant acknowledges and understands that all roof penetrations involved in the construction of the Suite 110 Expansion Improvements must be performed by the Landlord’s Building roofing contractor. All reasonable costs, fees and expenses incurred with such contractor in properly performing such work shall be a cost of the Suite 110 Expansion Improvements, payable in accordance with the provisions of this Exhibit B-2. Tenant or Tenant’s Contractor shall be responsible for all water, gas, electricity, sewer or other utilities used or consumed at the Premises during the construction of the Suite 110 Expansion Improvements.

Tenant specifically agrees to carry, or cause the Tenant’s Contractor to carry, during all such times as the Suite 110 Expansion Improvements are being performed, (a) builder’s risk completed value insurance on the Suite 110 Expansion Improvements, in an amount not less than the full replacement cost of the Suite 110 Expansion Improvements, (b) a policy of insurance covering commercial general liability, in an amount not less than One Million Dollars ($1,000,000.00), combined single limit for bodily injury and property damage per occurrence (and combined single limit coverage of $2,000,000.00 in the aggregate), and automobile liability coverage (including owned, non-owned and hired vehicles) in an amount not less than One Million Dollars ($1,000,000.00) combined single limit (each person, each accident), and endorsed to show Landlord as an additional insured, and (c) workers’ compensation insurance as required by law, endorsed to show a waiver of subrogation by the insurer to any claim the Tenant’s Contractor may have against Landlord. Tenant shall not commence construction of the Suite 110 Expansion Improvements until Landlord has issued to Tenant a written authorization

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to proceed with construction after Tenant has delivered to Landlord’s Construction Representative (i) certificates of the insurance policies described above, (ii) copies of all permits required for construction of the Suite 110 Expansion Improvements and a copy of the permitted Final Plans as approved by the appropriate governmental agency, and (iii) a copy of each signed construction contract for the Suite 110 Expansion Improvements (a copy of each subsequently signed contract shall be forwarded to Landlord’s construction representative without request or demand, promptly after execution thereof and prior to the performance of any work thereunder). All of the construction work shall be the responsibility of and supervised by Tenant.

(d) Requirements for Tenant’s Work. All of Tenant’s construction with respect to the Suite 110 Expansion Premises shall be performed in substantial compliance with this Exhibit B-2 and the Final Plans therefor previously approved in writing by Landlord (and any changes thereto approved by Landlord as herein provided), and in a good and workmanlike manner, utilizing only new materials. All such work shall be performed by Tenant in strict compliance with all applicable building codes, regulations and all other legal requirements. All materials utilized in the construction of the Suite 110 Expansion Improvements must be confined to within the Suite 110 Expansion Premises. All trash and construction debrisresulting from the construction of the Suite 110 Expansion Improvements in the Suite 110 Expansion Premises will be removed from the Building Complex at the sole cost and expense of Tenant; provided, however, during the construction of the Suite 110 Expansion Improvements (and only during the construction of the Suite 110 Expansion Improvements), Landlord has agreed to permit Tenant to place a dumpster at the Building Complex for the sole purpose of storing Tenant’s trash and construction debris, subject to Landlord’s prior approval of the location of the dumpster and schedule of collection. Landlord shall have the right at all times to monitor the work for compliance with the requirements of this Exhibit B-2. If Landlord determines that any such requirements are not being strictly complied with, Landlord may immediately require the cessation of all work being performed in or around the Suite 110 Expansion Premises or the Building Complex until such time as Landlord is satisfied that the applicable requirements will be observed. Any approval given by Landlord with respect to Tenant’s construction or the Temporary Plans or Final Plans therefor, and/or any monitoring of the Suite 110 Expansion Improvements by Landlord, shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any of such matters.

(e) No Liens; Indemnification. Tenant shall have no authority to place any lien upon the Premises, or the Building, or any portion thereof or interest therein, nor shall Tenant have any authority in any way to bind Landlord, and any attempt to do so shall be void and of no effect. If, because of any actual or alleged act or omission of Tenant, or Tenant’s Contractor, or any subcontractors or materialmen, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Premises, the Building, or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Tenant shall, at its sole cost and expense, cause the same to be discharged of record by payment, bonding or otherwise no later than fifteen (15) days after notice to Tenant of the filing thereof, but in any event prior to the foreclosure thereof. With respect to the contract for labor or materials for construction of the Suite 110 Expansion Improvements, Tenant acts as principal and not as the agent of Landlord. Landlord expressly disclaims liability for the cost of labor performed for or supplies or materials furnished to Tenant. Landlord may post one or more “notices of

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non-responsibility” for the Suite 110 Expansion Improvements on the Building. No contractor of Tenant is intended to be a third-party beneficiary with respect to the Suite 110 Expansion Allowance, or the agreement of Landlord to make such Suite 110 Expansion Allowance available for payment of or reimbursement for the costs of construction of the Suite 110 Expansion Improvements. Tenant agrees to indemnify, defend and hold Landlord harmless from all claims (including all costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractor, subcontractors, suppliers, materialmen, architects, designers, surveyors, engineers, consultants, laborers, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to any of the work to be performed by Tenant or its contractors or subcontractors with respect to the Suite 110 Expansion Premises. Any Default by Tenant under this Exhibit B-2 shall constitute a default by Tenant under the Lease for all purposes. Additionally, any approval given by Landlord with respect to the Suite 110 Expansion Improvements or the Final Plans and/or any monitoring of the construction of the Suite 110 Expansion Improvements by Landlord shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any such matters.

(f) Substantial Completion. Substantial Completion of construction of the Suite 110 Expansion Improvements shall be defined as (i) the date upon which the Suite 110 Expansion Improvements are substantially completed in accordance with the Final Plans, and (ii) the date upon which a temporary certificate of occupancy (or its equivalent) is issued for the Suite 110 Expansion Premises by the appropriate governmental authority (if applicable). After the completion of the Suite 110 Expansion Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Suite 110 Expansion Premises. The failure of Tenant to take possession of or to occupy the Suite 110 Expansion Premises shall not serve to relieve Tenant of obligations arising under the Lease or this Fifth Amendment or delay the payment of Rent by Tenant.

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EXHIBIT “C”

RIGHT OF FIRST REFUSAL

THIS RIGHT OF FIRST REFUSAL is attached as Exhibit “C” to the Fifth Amendment to Lease between KBS NORTH CREEK, LLC, a Delaware limited liability company, as Landlord, and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a) “Offered Space” shall mean any leasable space located in Building 1, Building 2, Building 3 or Building 5, located in the Building Complex, which contains more than 8,000 rentable square feet of contiguous space.

(a) Provided that as of the date of the giving of the Offer Notice, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises demised under the Lease as of the Effective Date of this Fifth Amendment and any space subsequently added to the Premises, and (z) no event of default or event which but for the passage of time or the giving of notice, or both, would constitute an event of default has occurred and is continuing, if at any time during the Lease Term any portion of the Offered Space is vacant and unencumbered by any rights of any third party, and if Landlord intends to enter into a lease (the “Proposed Lease”) for all or a portion of the Offered Space with anyone (a “Proposed Tenant”) other than the tenant then occupying such space (or its affiliates, subtenants or assignees), then Landlord shall first offer to Tenant the right to lease such Offered Space upon all the terms and conditions of the Proposed Lease for the Offered Space. Notwithstanding anything to the contrary in the Lease, the right of first refusal granted to Tenant under this Exhibit C shall be subject and subordinate to (i) the rights of all tenants at the Project under existing leases, and (ii) the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then occupying such space (or any of its affiliates, subtenants or assignees), whether pursuant to a renewal or extension option in such lease or otherwise.

(b) Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “Offer Notice”) which offer shall include a copy of the third party offer to lease which Landlord is willing to accept, designating the space being offered and specifying the terms for such Offered Space. Tenant may accept the offer set forth in the Offer Notice only by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within five (5) business days after delivery by Landlord of the Offer Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Exhibit C with respect to the Offered Space designated in the Offer Notice, or if Tenant timely accepts such offer and fails to execute the Amendment (defined below) within thirty (30) days after the delivery of the Offer Notice, then Landlord shall be under no further obligation with respect to such space by reason of this Exhibit C, subject to Paragraph (e) below. In order to send the Offer Notice, Landlord does not need to have negotiated a complete lease with the Proposed Tenant but may merely have agreed upon the material economic terms for the Proposed Lease, and Tenant must make its decision with respect to the Offered Space as long as it has received a copy of the third party offer to lease which Landlord is willing to accept.

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(c) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

(d) If Tenant at any time declines any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this Exhibit C, and Landlord shall be free to lease the Offered Space to the Proposed Tenant including on terms which may be less favorable to Landlord than those set forth in the Proposed Lease; provided, however, (i) if Landlord has not entered into a lease for all or any portion of such Offered Space with a third party within one hundred eighty (180) days following the delivery by Landlord to Tenant of the Offer Notice, then, so long as Landlord is not engaged in good faith negotiations with a third party to lease all or a portion of such Offered Space, the right of first refusal granted to Tenant in this Exhibit C shall once again be invoked and (ii) in the event that within the one hundred eighty (180) days following the delivery by Landlord to Tenant of the Offer Notice, the terms of the Proposed Lease become materially less favorable to Landlord than those set forth in the Offer Notice (it being understood and agreed that “materially less favorable” shall mean that the net present value of the material economic terms of the modified transaction is at least ten percent (10%) less than the net present value of the material economic terms set forth in the Offer Notice), Landlord agrees that Tenant’s rights under this Exhibit C with respect to such Offered Space shall be reinstated and Landlord shall provide Tenant with an Offer Notice if, as, and to the extent, required under the terms of this Exhibit C.

In the event that Tenant exercises its rights to any Offered Space pursuant to this Exhibit C, then Landlord shall prepare, and Tenant shall execute, an amendment to the Lease which confirms such expansion of the Premises and the other provisions applicable thereto (the “Amendment”).

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EXHIBIT “D”

EXTERIOR BUILDING SIGN

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